Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Amicus Therapeutics, Inc. (the “Company”) for the registration of common stock, preferred stock, warrants and debt securities and to the incorporation by reference therein of our report dated February 4, 2009, with respect to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 5, 2009.

/s/ ERNST & YOUNG LLP;

MetroPark, New Jersey
April 2, 2009